Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Ware Grove
Chief Financial Officer
-or-
Lori Novickis
Director, Corporate Relations
CBIZ, Inc.
Cleveland, Ohio
(216) 447-9000

CBIZ REPORTS 2013 FIRST QUARTER RESULTS

REVENUE INCREASES 6.3%

Diluted EPS from Continuing Operations $0.37 vs. $0.35, as adjusted for a $0.03 gain on sale

Company reiterates 2013 target of 7% - 9% revenue growth with 12% - 15% EPS growth target

Cleveland, Ohio (May 2, 2013)—CBIZ, Inc. (NYSE: CBZ) today announced results for the first-quarter ended March 31, 2013.

CBIZ reported revenue of $234.8 million for the first-quarter ended March 31, 2013, an increase of $14.0 million, or 6.3%, compared with $220.8 million reported for the first quarter of 2012. Newly acquired operations contributed $14.3 million, or 6.4% to revenue in the 2013 first quarter, compared with the same period a year ago. Same-unit organic revenue decreased by $0.3 million, or 0.1% for the first quarter 2013, compared with the same period a year ago. Income from continuing operations was $18.3 million, or $0.37 per diluted share, compared to $18.8 million, or $0.38 per diluted share reported in the first quarter of 2012. First quarter 2012 results included a gain of $2.5 million, or $0.03 earnings per diluted share, on the sale of the Company’s wealth management business. Adjusted EBITDA for the quarter ended March 31, 2013 was $41.5 million, compared to $38.9 million for the 2012 first quarter.

Non-GAAP earnings per diluted share, which includes certain non-cash charges and credits to income from continuing operations, was $0.54 per diluted share for the first-quarter ended March 31, 2013, compared with $0.49 per diluted share a year ago. First quarter 2012 Non-GAAP earnings excluded a $0.03 per diluted share gain on the sale of the Company’s wealth management business that was sold in 2011. A schedule which reconciles Non-GAAP earnings per diluted share with GAAP earnings per diluted share is attached.

The outstanding balance on the Company’s $275.0 million unsecured bank line of credit at March 31, 2013 was $223.0 million compared with a balance of $208.9 million at December 31, 2012. During the quarter, the Company used $1.1 million for acquisition-related payments and made no share repurchases.

Steven L. Gerard, CBIZ Chairman and CEO stated, “The acquisition activity that occurred in 2012 was consistent with our growth strategy and is having a very positive impact in 2013 as the results are in line with expectations. Organic revenue growth was slower than expected in the first quarter primarily due to weather-related closures we experienced in several major offices in the Midwest and Northeast regions combined with a late start to tax-related work within our Financial Services group. Some of this work was deferred until April and we expect to recover the balance of this revenue throughout the remainder of the year. We continue to expect improving trends in organic revenue growth this year with a total revenue growth in a range of 7% to 9% compared with 2012. In addition, we continue to expect a 12% to 15% increase in earnings per diluted share compared with the normalized $0.58 reported for 2012,” concluded Mr. Gerard.

CBIZ will host a conference call later this morning to discuss its results. The call will be webcast in a listen-only mode over the internet for the media and the public, and can be accessed at www.cbiz.com. Shareholders and analysts who would like to participate in the call can register at this link to receive the dial-in number and unique pin number. Participants may register at anytime, including up to and after the call start time.

A replay of the call will be available approximately two hours following the webcast on the Company’s web site at www.cbiz.com. For those without internet access, a replay of the call will also be available starting at approximately 1:00 p.m. (ET) May 2, through midnight (ET), May 7, 2013. The dial-in number for the replay is 1-877-344-7529. If you are listening from outside the United States, dial 1-412-317-0088. The access code for the replay is 10028112.

CBIZ, Inc. provides professional business services that help clients better manage their finances and employees. CBIZ provides its clients with financial services including accounting, tax, financial advisory, government health care consulting, risk advisory, merger and acquisition advisory, real estate consulting, and valuation services. Employee services include employee benefits consulting, property and casualty insurance, retirement plan consulting, payroll, life insurance, HR consulting, and executive recruitment. CBIZ also provides medical practice management services. As one of the nation’s largest brokers of employee benefits and property and casualty insurance, and one of the largest accounting, valuation, and medical practice management companies in the United States, the Company’s services are provided through more than 150 Company offices in 38 states.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the Company’s ability to adequately manage its growth; the Company’s dependence on the current trend of outsourcing business services; the Company’s dependence on the services of its CEO and other key employees; competitive pricing pressures; general business and economic conditions; and changes in governmental regulation and tax laws affecting the Company’s insurance business or its business services operations. A more detailed description of such risks and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.

For further information regarding CBIZ, call our Investor Relations Office at (216) 447-9000 or visit our web site at www.cbiz.com.

6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

CBIZ, INC.

FINANCIAL HIGHLIGHTS (UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2013 AND 2012

(In thousands, except percentages and per share data)

	THREE MONTHS ENDED MARCH 31,
	2013	%	2012	%
Revenue	$234,781	100.0%	$220,827	100.0%
Operating expenses (1)	190,860	81.3%	180,005	81.5%

Gross margin	43,921	18.7%	40,822	18.5%
Corporate general and administrative expenses (2)	9,984	4.2%	10,544	4.8%

Operating income	33,937	14.5%	30,278	13.7%
Other income (expense):
Interest expense	(4,353)	-1.9%	(4,122)	-1.9%
Gain on sale of operations, net	18	0.0%	2,589	1.2%
Other income, net (3) (4)	1,779	0.8%	3,438	1.6%

Total other (expense) income, net	(2,556)	-1.1%	1,905	0.9%
Income from continuing operations before income tax expense	31,381	13.4%	32,183	14.6%
Income tax expense	13,098		13,416

Income from continuing operations	18,283	7.8%	18,767	8.5%
Loss from operations of discontinued businesses, net of tax	(3)		(4)
Gain on disposal of discontinued businesses, net of tax	23		22

Net income	$18,303	7.8%	$18,785	8.5%

Diluted earnings per share:
Continuing operations	$0.37		$0.38
Discontinued operations	—		—

Net income	$0.37		$0.38

Diluted weighted average common shares outstanding	49,836		49,531
Other data from continuing operations:
Adjusted EBIT (5)	$35,716		$33,716
Adjusted EBITDA (5)	$41,536		$38,944

(1)	Includes expense of $2,227 and $2,685 for the three months ended March 31, 2013 and 2012, respectively, in compensation associated with net gains from the Company’s deferred compensation plan (see note 3). Excluding this item, “operating expenses” would be $188,633 and $177,320, or 80.3% and 80.3% of revenue, for the three months ended March 31, 2013 and 2012, respectively.
(2)	Includes expense of $276 and $313 for the three months ended March 31, 2013 and 2012, respectively, in compensation associated with net gains from the Company’s deferred compensation plan (see note 3). Excluding this item, “corporate general and administrative expenses” would be $9,708 and $10,231, or 4.1% and 4.6% of revenue, for the three months ended March 31, 2013 and 2012, respectively.
(3)	Includes net gains of $2,503 and $2,998 for the three months ended March 31, 2013 and 2012, respectively, attributable to assets held in the Company’s deferred compensation plan. Excluding this item, “other income, net” would be $(724) and $440, or (0.3)% and 0.2% of revenue, for the three months ended March 31, 2013 and 2012, respectively. These net gains do not impact “income from continuing operations before income tax expense” as they are directly offset by compensation adjustments included in “operating expenses” and “corporate general and administrative expenses.”
(4)	For the three months ended March 31, 2013 and 2012, amount includes (expense) income of $(887) and $250, respectively, related to the increase and decrease in the fair value of contingent consideration related to CBIZ’s prior acquisitions. For the three months ended March 31, 2012, amount also includes pre-tax income of $2.5 million related to contingent proceeds received from the sale of the Company’s individual wealth management business that occurred in January 2011.
(5)	Adjusted EBIT represents income from continuing operations before income taxes, interest expense, and gain on sale of operations, net. Adjusted EBITDA represents Adjusted EBIT before depreciation and amortization expense of $5,820 and $5,228 for the three months ended March 31, 2013 and 2012, respectively. The Company has included Adjusted EBIT and Adjusted EBITDA data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to service debt. Adjusted EBIT and Adjusted EBITDA should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles.

6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

CBIZ, INC.

FINANCIAL HIGHLIGHTS (UNAUDITED)

(In thousands, except per share data)

SELECT SEGMENT DATA

	THREE MONTHS ENDED MARCH 31,
	2013	2012
Revenue
Financial Services	$141,170	$132,164
Employee Services	52,778	48,059
Medical Management Professionals	33,347	33,271
National Practices	7,486	7,333

Total	$234,781	$220,827

Gross Margin
Financial Services	$35,655	$34,931
Employee Services	10,156	8,611
Medical Management Professionals	2,435	2,751
National Practices	536	611
Operating expenses—unallocated (1):
Other	(2,634)	(3,397)
Deferred compensation	(2,227)	(2,685)

Total	$43,921	$40,822

(1)	Represents operating expenses not directly allocated to individual businesses, including stock-based compensation, consolidation and integration charges and certain advertising expenses. “Operating expenses—unallocated” also include gains or losses attributable to the assets held in the Company’s deferred compensation plan. These gains or losses do not impact “income from continuing operations before income tax expense” as they are directly offset by the same adjustment to “other income, net” in the consolidated statements of comprehensive income. Gains or losses recognized from adjustments to the fair value of the assets held in the deferred compensation plan are recorded as adjustments to compensation expense in “operating expenses” and as income or expense in “other income, net.”

NON-GAAP EARNINGS AND PER SHARE DATA

Reconciliation of Income from Continuing Operations to Non-GAAP Earnings from Continuing Operations (2)

	THREE MONTHS ENDED MARCH 31,
	2013	Per Share	2012	Per Share
Income from Continuing Operations	$18,283	$0.37	$18,767	$0.38
Adjustment for gain on sale of operations	—	—	(1,547)	(0.03)
Selected non-cash items:
Amortization	4,319	0.08	3,704	0.08
Depreciation (3)	1,501	0.03	1,524	0.03
Non-cash interest on convertible notes	684	0.01	636	0.01
Stock-based compensation	1,436	0.03	1,506	0.03
Adjustment to contingent earnouts	887	0.02	(250)	(0.01)

Non-cash items	8,827	0.17	7,120	0.14

Non-GAAP earnings—Continuing Operations	$27,110	$0.54	$24,340	$0.49

(2)	The Company believes Non-GAAP earnings and Non-GAAP earnings per diluted share more clearly illustrate the impact of certain non-cash charges and credits to “income from continuing operations” and are a useful measure for the Company and its analysts. Non-GAAP earnings is defined as income from continuing operations excluding: depreciation and amortization, non-cash interest expense, non-cash stock-based compensation expense, and adjustments to the fair value of contingent consideration related to prior acquisitions. Additionally, for 2012 the after tax gain related to the gain on sale of the Company’s wealth management business that was sold in 2011 has been excluded from Non-GAAP earnings. Non-GAAP earnings per diluted share is calculated by dividing Non-GAAP earnings by the number of weighted average diluted common shares outstanding for the period indicated. Non-GAAP earnings and Non-GAAP earnings per diluted share should not be regarded as a replacement or alternative to any measurement of performance under generally accepted accounting principles.
(3)	Capital spending was $1.7 million and $0.2 million for the three months ended March 31, 2013 and 2012, respectively.

6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

CBIZ, INC.

FINANCIAL HIGHLIGHTS (UNAUDITED)

(In thousands, except percentages and ratios)

SELECT BALANCE SHEET DATA AND RATIOS

	MARCH 31, 2013	DECEMBER 31, 2012
Cash and cash equivalents	$204	$899
Restricted cash	$23,046	$19,627
Accounts receivable, net	$193,218	$154,973
Current assets before funds held for clients	$234,891	$195,750
Funds held for clients—current and non-current	$143,990	$154,447
Goodwill and other intangible assets, net	$547,100	$551,219
Total assets	$998,676	$970,156
Notes payable—current	$5,629	$6,217
Current liabilities before client fund obligations	$115,414	$115,748
Client fund obligations	$143,597	$154,119
Notes payable—long-term	$1,222	$1,222
Convertible notes—non-current	$123,100	$122,416
Bank debt	$223,000	$208,900
Total liabilities	$683,016	$674,924
Treasury stock	$(371,080)	$(371,080)
Total stockholders’ equity	$315,660	$295,232
Debt to equity (1)	111.8%	114.7%
Days sales outstanding (DSO)—continuing operations (2)	90	74
Shares outstanding	50,554	50,365
Basic weighted average common shares outstanding	49,417	49,002
Diluted weighted average common shares outstanding	49,836	49,252

(1)	Ratio is notes payable, convertible notes and bank debt divided by total stockholders’ equity.
(2)	DSO is provided for continuing operations and represents accounts receivable (before the allowance for doubtful accounts) and unbilled revenue (net of realization adjustments) at the end of the period, divided by trailing twelve month daily revenue. The Company has included DSO data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to collect on receivables in a timely manner. DSO should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles. DSO at March 31, 2012 was 90.

6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007